SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2016

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of The Community Financial Corporation (the “Company”) to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Monday, May 2, 2016 at 10:00 a.m.

The attached notice and proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Stegman & Company, will be present to respond to any questions stockholders may have.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote via the Internet, by telephone or by signing, dating and returning a proxy card as soon as possible, even if you plan to attend the annual meeting.

Sincerely,

Michael L. Middleton
Executive Chairman of the Board

THE COMMUNITY FINANCIAL CORPORATION

3035 LEONARDTOWN ROAD

WALDORF, MARYLAND 20601

(301) 645-5601

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Monday, May 2, 2016

PLACE	Board Room
Community Bank of the Chesapeake
3035 Leonardtown Road
Waldorf, Maryland 20601

ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years;

(2) To ratify the appointment of Stegman & Company as the independent registered public accounting firm for 2016;

(3) To vote on a non-binding resolution to approve the compensation of the named executive officers; and

(4) To transact such other business as may properly come before the meeting or any adjournments or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 3, 2016.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and signing the enclosed proxy or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. A printed proxy card for the annual meeting and a self-addressed, postage pre-paid envelope will be mailed to all stockholders of record on or about April 8, 2016. You can revoke a proxy at any time before the meeting by following the instructions in the proxy statement.

Gregory C. Cockerham
Secretary
March 23, 2016

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT

OF

THE COMMUNITY FINANCIAL CORPORATION

3035 LEONARDTOWN ROAD

WALDORF, MARYLAND 20601

(301) 645-5601

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of The Community Financial Corporation for the 2016 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to The Community Financial Corporation as the “Company,” “we,” “our” or “us.”

The Community Financial Corporation is the holding company for Community Bank of the Chesapeake. In this proxy statement, we may also refer to Community Bank of the Chesapeake as the “Bank.”

We are holding the 2016 annual meeting in the Board Room at the main office of the Bank, 3035 Leonardtown Road, Waldorf, Maryland on Monday, May 2, 2016 at 10:00 a.m., local time.

We intend to provide access to this proxy statement and a proxy card to stockholders of record beginning on or about March 23, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 2, 2016

The Proxy Statement and Annual Report to Stockholders are available at:

https://www.cbtc.com/about/investor-relations/proxyandannualreport

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting. You are entitled to vote the shares of the Company’s common stock that you owned as of the close of business on March 3, 2016. As of the close of business on March 3, 2016, 4,652,292 shares of Company common stock were outstanding. Each share of common stock has one vote.

Voting by Proxy. This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of The Community Financial Corporation common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;

•	“FOR” ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm; and

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•	“FOR” the approval of the compensation of the named executive officers.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may also be voted by the persons named on the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

Registered stockholders can vote their shares of The Community Financial Corporation common stock by mailing a proxy card, via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy or voting instruction card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m., Eastern time, on May 1, 2016.

Ownership of Shares; Attending the Meeting. You may own shares of the Company in one of the following ways:

•	Directly in your name as the stockholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”; or

•	Indirectly in the Community Bank of the Chesapeake Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the annual meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of The Community Financial Corporation common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

If you participate in the Community Bank of the Chesapeake Employee Stock Ownership Plan, you will receive a voting instruction card that reflects all shares you may direct the plan trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, all allocated shares of Company stock held by the plan are voted by the trustees, as directed by plan participants. All unallocated shares of Company common stock held by the plan, and allocated shares for which no voting instructions are received, are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the Employee Stock Ownership Plan trustees is April 25, 2016.

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Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes (described below) also will be counted to determine the existence of a quorum.

Votes Required for Proposals. In voting on the election of directors, you may vote in favor of the nominees, withhold votes for all of the nominees, or withhold votes as to any of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting.

In voting on the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm and on the non-binding resolution to approve the compensation of the named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. All proposals will be decided by the affirmative vote of a majority of the shares cast at the annual meeting.

For all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on the proposals.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement) and the approval of the non-binding advisory vote on executive compensation (Item 3 of this proxy statement). Current regulations restrict the ability of your bank or broker to vote your shares on these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the approval of the non-binding advisory vote on executive compensation no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any shares for which you do not provide voting instructions on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Revocation of Proxy. Stockholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by delivering a later-dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

Director Independence. The Company’s Board of Directors currently consists of nine members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Michael L. Middleton and William J. Pasenelli, who are employees of the Company and the Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Relationships and Transactions with the Company and the Bank,” including (1) legal services performed by the Jenkins Law Firm, LLC, of which Louis P. Jenkins, Jr. is a principal, and (2) loans or lines of credit that the Bank has directly or indirectly made to each of the directors on the Board.

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Board Leadership Structure. The Company currently separates the offices of President and Chief Executive Officer and Chairman of the Board. Doing so allows the President and Chief Executive Officer to better focus on his responsibilities of managing the day-to-day operations of the Company, enhancing stockholder value and expanding and strengthening the franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Board also has created a Lead Director position to further enhance Board independence and oversight. Joseph V. Stone, Jr. is currently the Lead Director of the Board of Directors. Among other things, the Lead Director (1) presides at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and (2) may call meetings of the independent directors.

The Board’s Role in Risk Oversight. Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, senior management attends the Board meetings and is available to discuss strategy and risks facing the Company and to address any questions or concerns raised by the Board on risk management and any other matters. The Board also provides strong oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors. The following table identifies the members of the Board’s Audit, Enterprise Risk Management, Governance and Compensation Committees as of March 3, 2016. All members of the Audit, Governance and Compensation Committees are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter, which is approved by the Board of Directors, that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy on its charter at least annually. The charters of the committees are available in the Investor Relations portion of the “About Community Bank” section of the Company’s website (www.cbtc.com).

Director	Audit Committee	Enterprise Risk Management Committee	Governance Committee	Compensation Committee
Philip T. Goldstein			X	X

M. Arshed Javaid		X

Louis P. Jenkins, Jr.		X	X*	X*

Michael L. Middleton		X

William J. Pasenelli		X

Mary Todd Peterson	X*	X

James R. Shepherd	X

Austin J. Slater, Jr.	X	X*	X	X

Joseph V. Stone, Jr.**	X	X	X	X
Number of Meetings in 2015	8	4	3	4

* Chairperson

** Lead Director

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Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm and meets with them in connection with their annual audit and reviews the Company’s accounting and financial and regulatory reporting policies and practices. Other responsibilities of the Audit Committee include engagement of compliance and internal audit providers and the review with management of reports issued by such parties. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. While the Board has not designated any individual Board member as an “audit committee financial expert,” the Board believes the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand financial statements, is cumulatively sufficient to discharge the Audit Committee’s responsibilities.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, market risk, earnings, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk.

Governance Committee. The Governance Committee is responsible for promoting sound corporate governance policies that promote the best interests of the Company and its stockholders. The Committee’s responsibilities include: identification of director candidates; director education; recommendations on the size and composition of the Board and the boards of any subsidiaries, review of any shareholder proposals; monitoring of regulatory and statutory compliance; review of committee charters; and evaluations of Board oversight and effectiveness. The Governance Committee also annually reviews and recommends, in conjunction with the Compensation Committee, the appropriate level of director compensation.

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer, Chief Operating Officer and Chief Administrative Officer make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. The Compensation Committee reviews compensation for the Company’s executive officers to ensure an appropriate balance between short-term pay and long-term incentives. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also annually reviews and recommends, in conjunction with the Governance Committee, the appropriate level of director compensation.

Director Nomination Process. The Governance Committee selects nominees for election as directors. The Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience in accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. To accomplish this, the Governance Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would adequately represent the Company’s market area. Any nominee for director must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Governance Committee solicits its current directors for the names of potential qualified candidates. The Governance Committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The Governance Committee would then consider the potential pool of director candidates, select the top candidates based on the candidates’ qualifications and the Company’s needs, and conduct a thorough investigation of each proposed candidate’s background. If a stockholder has submitted a proposed nominee in accordance with the procedures specified below, the Governance Committee would consider the proposed nominee, along with any other proposed nominees recommended by directors, in the same manner in which the Governance Committee would evaluate nominees for director recommended by the Board of Directors.

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Consideration of Recommendations by Stockholders. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance Committee in care of the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that are beneficially owned by the stockholder making the recommendation and by the recommended candidate, and (3) a detailed statement explaining why the stockholder believes the recommended candidate should be nominated for election as a director. In addition, the stockholder making such recommendation must promptly provide any other information reasonably requested by the Governance Committee. To be considered by the Governance Committee for nomination for election at an annual meeting of stockholders, the recommendation must be received by the January 1 preceding that annual meeting.

Board and Committee Meetings. During 2015, the Board of Directors of the Company held four meetings. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which they served in 2015.

Director Attendance at Annual Meeting of Stockholders. While the Company does not have a policy regarding Board member attendance at annual meetings of stockholders it encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2015 annual meeting of stockholders.

Code of Ethics. The Community Financial Corporation maintains a Code of Ethics that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Under the terms of the Code of Ethics, violations of the Code of Ethics are required to be reported to the Audit Committee of the Board of Directors. A copy of the Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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DIRECTOR COMPENSATION

The following table provides the compensation received by the non-employee directors of the Company and the Bank during 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Non-qualified Deferred Compensation Earnings ($) (2)	Total ($)

Philip T. Goldstein	40,575	–	–	40,575

M. Arshed Javaid	38,575	–	1,389	39,964

Louis P. Jenkins, Jr	45,875	–	–	45,875

Mary Todd Peterson	42,075	–	3,447	45,522

James R. Shepherd	43,750	–	–	43,750

Austin J. Slater, Jr	45,650	–	–	45,650

Joseph V. Stone, Jr	46,275	–	11,580	57,855

______________________

(1)	As of December 31, 2015, each non-employee director had the following number of stock options outstanding:

Name	Stock Options Outstanding

Philip T. Goldstein	500
M. Arshed Javaid	–
Louis P. Jenkins, Jr.	–
Mary Todd Peterson	–
James R. Shepherd	–
Austin J. Slater, Jr.	–
Joseph V. Stone, Jr.	500

(2)	Represents the portion of non-qualified deferred compensation earnings under the Community Bank of the Chesapeake Retirement Plan for Directors that was above the IRS long-term rate. Under the plan, interest is credited quarterly at a rate equal to the Company’s annualized return on equity.

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Cash Retainer and Meeting Fees for Directors. The following tables set forth the applicable retainers and fees that will be paid to directors for their service on the Boards of Directors of the Company and the Bank for 2016.

Board of Directors of the Company:

Annual Retainer	$15,000

Fee per Board Meeting (Regular or Special)	$750 ($225 per telephone meeting)

Fee per Committee Meeting	$500 ($225 per telephone meeting)

Annual Retainer for Governance, Audit, Compensation and Enterprise Risk Management Committee Chairs	$2,500

Board of Directors of the Bank:

Annual Retainer	$10,000

Fee per Board Meeting (Regular or Special)	$650 ($225 per telephone meeting)

Fee per Committee Meeting	$425 ($225 per telephone meeting)

Annual Retainer for Bank Committee Chairs	$2,500

Employee directors receive only the annual retainer and Board meeting fees; they do not receive fees for committee meetings.

Directors Retirement Plan. The Bank maintains a retirement plan for non-employee members of the Board of Directors of the Bank (the “Directors’ Plan”). Under the Directors’ Plan, each eligible director of the Bank will receive an annual retirement benefit for ten years following his or her termination of service on the Bank’s Board in an amount equal to the product of his “Benefit Percentage” and $3,500. A participant’s “Benefit Percentage” is 0% for less than five years of service, 33⅓% for five to nine years of service, 66⅔% for 10 to 14 years of service, and 100% for 15 or more years of service. If a participant terminates service on the Board due to disability, the Bank will pay the participant each year for ten years an amount equal to the product of his or her Benefit Percentage and $3,500. If a participant dies before collecting either his or her retirement or disability benefit, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to five times the annual retirement benefit to which the participant was entitled, assuming the participant separated service on the date of death. If the participant dies after beginning to receive his or her retirement or disability benefits, the participant’s surviving spouse or estate will receive a lump sum payment having a present value equal to the remaining benefits to which the participant was entitled from the date of death through the tenth annual payment thereafter. A participant will become fully vested in the event of a “change in control” (as defined in the Directors’ Plan) or upon separation from service on the Board after attaining the age 72 or incurring a disability.

The Directors’ Plan also establishes a deferred compensation program for participants, under which they may elect to defer all or any portion of the fees and/or salary otherwise payable. Deferred amounts may be credited quarterly and adjusted annually with a rate of return equal to the Company’s return on equity for the calendar year, as determined under accounting principles generally accepted in the United States.

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AUDIT RELATED MATTERS

Report of the Audit Committee. The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF THE COMMUNITY FINANCIAL CORPORATION

Mary Todd Peterson (Chair)

James R. Shepherd

Austin J. Slater, Jr.

Joseph V. Stone, Jr.

Audit Fees. The following table sets forth the fees billed to the Company by Stegman & Company for the fiscal years ended December 31, 2015 and 2014:

	2015	2014

Audit Fees	$128,883	$125,121
Audit Related Fees (1)	55,422	44,160
Tax Fees (2)	18,250	10,510
All Other Fees	—	—

___________________________________

(1)	Represents fees for the audit of the 401(k) and ESOP plans and fees related to the issuance of subordinated notes.
(2)	Consists of tax filing and tax-related compliance and other advisory services.

Pre-Approval of Services by the Independent Registered Public Accounting Firm. The Audit Committee’s charter provides that the Audit Committee will approve in advance any non-audit services permitted by the Securities Exchange Act, including tax services that its independent registered public accounting firm renders to the Company, unless such prior approval may be waived because of permitted exceptions under the Securities Exchange Act, including but not limited to a 5% de minimis exception. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full Audit Committee at its next scheduled meeting for ratification. During the fiscal year ended December 31, 2015, the Audit Committee approved 100% of all “audit-related,” “tax” and “other fees.”

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PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth, as of March 3, 2016, certain information as to those persons known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock and the shares of common stock beneficially owned by each director, each executive officer named in the summary compensation table and by all executive officers and directors of the Company as a group. All beneficial owners listed in the table have the same address as the Company, unless otherwise provided. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name of Beneficial Owners	Number of Shares Owned (Excluding Options)(1)(2)		Number of Shares That May be Acquired within 60 Days by Exercising Options	Percent of Shares of Common Stock Outstanding(3)
Directors
Philip T. Goldstein	7,027		500	*
M. Arshed Javaid	3,511		—	*
Louis P. Jenkins, Jr.	19,363		—	*
Michael L. Middleton	256,335	(4)	5,830	5.6%
William J. Pasenelli	41,743		4,344	1.0
Mary Todd Peterson	6,529		—	*
James R. Shepherd	9,934		—	*
Austin J. Slater, Jr.	19,906		—	*
Joseph V. Stone, Jr.	28,625	(5)	500	*

Named Executive Officers Who are Not Also Directors
Gregory C. Cockerham	127,185		4,407	2.8
Todd L. Capitani	9,152		—	*
James M. Burke	19,197		1,865	*

All Directors, Executive Officers and Nominees as a Group (16 persons)	580,911	(6)	19,561	12.8

5% Owners:

Basswood Capital Management, L.L.C. Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, New York 10022	459,016	(7)		9.9

Banc Fund VI L.P.
Banc Fund VII L.P.
Banc Fund VIII L.P.
Banc Fund IX L.P.
20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	265,032	(8)		5.7

EJF Capital LLC Emanuel J. Friedman EJF Financial Services Fund, L.P. EJF Financial Services GP, LLC 2107 Wilson Boulevard, Suite 140 Arlington, Virginia 22201	293,395	(9)		6.3
Manulife Financial Corporation
Manulife Asset Management (US) LLC 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5	241,023	(10)		5.2
Community Bank of the Chesapeake Employee Stock Ownership Plan	233,863	(11)		5.0

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*Less than 1% of the shares outstanding

(1)	Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows: Mr. Capitani – 932 shares; Mr. Cockerham – 22,493 shares; Mr. Burke – 1,196 shares; Mr. Middleton – 46,560 shares; and Mr. Pasenelli – 4,584 shares.
(2)	Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Goldstein – 400 shares; Mr. Javaid – 200 shares; Mr. Jenkins – 400 shares; Mr. Middleton – 1,262 shares; Mr. Pasenelli – 5,822 shares; Ms. Peterson – 400 shares; Mr. Shepherd – 400 shares; Mr. Slater – 400 shares; Mr. Stone – 400 shares; Mr. Capitani – 4,455 shares; Mr. Cockerham – 4,497 shares; and Mr. Burke – 4,497 shares.
(3)	Based upon 4,652,292 shares of Company common stock outstanding, plus, for each individual or group, the number of shares of Company common stock that each individual or group may acquire through the exercise of options within 60 days of March 3, 2016.
(4)	Includes 69,351 shares owned by Mr. Middleton’s wife and 5,227 shares owned by the individual retirement account of Mr. Middleton’s wife.
(5)	Includes 2,000 shares owned by the individual retirement account of Mr. Stone’s wife.
(6)	Amount includes an aggregate of 31,405 unvested shares of restricted stock over which directors and officers of the Company have voting but no dispositive power.
(7)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 11, 2016.
(8)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2016.
(9)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on June 18, 2015.
(10)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 16, 2016.
(11)	Includes 19,044 shares held in a suspense account for future allocation and/or distribution among participants as the loan used to purchase the shares is repaid. The ESOP trustees, which are Company directors Philip T. Goldstein and Joseph V. Stone, Jr., vote all allocated shares in accordance with the instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 – Election of Directors.

The Company’s Board of Directors currently consists of nine members. The Board is divided into three classes, each with terms of three years, one-third of whom are elected annually. The Board of Directors has nominated Louis P. Jenkins, Jr., Michael L. Middleton and Mary Todd Peterson to serve for an additional three-year term and until their successors are elected and qualified. Messrs. Jenkins and Middleton and Ms. Peterson are currently directors of the Company and the Bank.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of each of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2015. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Community Bank of the Chesapeake.

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Board Nominees with Terms Ending in 2019

Louis P. Jenkins, Jr. is the principal of Jenkins Law Firm, LLC, located in LaPlata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. Mr. Jenkins currently serves as a member of the Board of Directors and past Chairman from 2012-2015, of the University of Maryland Charles Regional Medical Center, a member hospital of the University of Maryland Medical System, and has served as a board member of several other public service organizations including the Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association. Age 44. Director since 2000.

As an attorney, Mr. Jenkins provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.

Michael L. Middleton is Executive Chairman of the Board of Directors of the Company and the Bank. Mr. Middleton joined the Bank in 1973 and served in various management positions until 1979 when he became President of the Bank, which he served as until 2010. He remained President of the Company until 2012 and Chief Executive Officer of the Company and the Bank until June 2014. Mr. Middleton is a lifetime member of the American Institute of Certified Public Accountants and holds a Masters of Business Administration. From 1996 to 2004, Mr. Middleton served on the Board of Directors of the Federal Home Loan Bank of Atlanta, serving as Chairman of the Board in 2004. Mr. Middleton served on the Board of Directors of the Federal Reserve Bank, Baltimore Branch, from 2004 to 2009. He completed his term as Chairman of the Maryland Bankers Association in June 2013 and is a Trustee and former Chairman of the Board for the College of Southern Maryland. He serves on the Advisory Board of the Robert H. Smith School of Business Center for Financial Policy, the American Bankers Association Government Relations Council Administrative Committee and completed his term on the Federal Reserve’s Community Depository Advisory Council in October 2015. He also serves on several philanthropic and civic boards. Age 68. Director since 1979.

Mr. Middleton’s extensive experience in the local banking industry and involvement in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Bank. In addition to Mr. Middleton’s extensive background in finance and corporate management, Mr. Middleton also has significant expertise in large financial institution governance providing a unique and broad-based decision-making capability for the Company and the Bank. Mr. Middleton’s knowledge of the Company’s and the Bank’s business and history, combined with his success and strategic vision, position him well to serve as our Executive Chairman.

Mary Todd Peterson is a senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance  Ms. Peterson has been associated with Medmarc since 2001 where she has also held the positions of Chief Financial Officer and Chief Operating Officer.  From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm.  Ms. Peterson has also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young).  Ms. Peterson currently serves as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors, Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees.  Ms. Peterson is a member of the American Institute of Certified Public Accountants.  Age 61.  Director since 2010.

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Ms. Peterson has extensive management level experience in a mid-size company setting within the financial services industry.  As a Virginia resident, Ms. Peterson provides valuable insight regarding local markets in Virginia.  Ms. Peterson’s financial and operational expertise within the insurance industry, including her corporate governance and risk assessment skills, provide the Board with a skill set critical to operating the Company and Bank in an efficient manner.

Directors with Terms Ending in 2017

Philip T. Goldstein has owned and operated Philip T. Goldstein Real Estate Appraisals, a full-service real estate appraisal and consulting firm, located in Prince Frederick, Maryland, since 1975. He is a director emeritus of Asbury Communities, Inc., a non-profit continuing care retirement community, headquartered in Gaithersburg, Maryland and Calvert County Nursing Center, Prince Frederick, Maryland. Age 67. Director since 2006.

Mr. Goldstein provides the Board with significant management, strategic and operational knowledge through his experience as owner of a real estate appraisal and consulting firm. Mr. Goldstein’s background in commercial and residential appraisal practice also provides a valuable perspective to the credit function of the Bank. Mr. Goldstein provides local community insight through his position as a former director of various local non-profit organizations.

James R. Shepherd is a retired businessman and former local government executive. Mr. Shepherd holds an MS degree in Management from the University of Maryland and a BA from Roanoke College in Economics and Business Administration. Mr. Shepherd serves on numerous civic and charitable organizations. Age 70. Director since 2003.

Mr. Shepherd’s background in economic development and management adds strength to the market intelligence required to direct strategic initiatives on franchise expansion. Mr. Shepherd also brings critical insight regarding the economic development of the communities in which the Bank operates.

M. Arshed Javaid is President of Smartronix, Inc., an information technology and engineering solutions provider. Mr. Javaid founded Smartronix, Inc. in 1995, and has extensive experience in business management and community relations. Currently, he serves on the Historic Sotterley Inc. Board of Trustees. Age 60. Director since 2013.

Mr. Javaid provides the Board with significant management, strategic and operational knowledge through his experience as founder and president of an information technology and engineering solutions provider that has evolved from a start-up company to a company with over 650 employees. Mr. Javaid’s experience in the information technology industry, especially cyber security, provides the Board with valuable insight into the data security and reputational risk issues facing businesses.

Directors with Terms Ending in 2018

William J. Pasenelli is President and Chief Executive Officer of the Company and the Bank. Mr. Pasenelli joined the Bank as Chief Financial Officer in 2000 and was named President of the Bank in 2010, President of the Company in 2012 and Chief Executive Officer in July 2014. Before joining the Bank, Mr. Pasenelli had been Chief Financial Officer of Acacia Federal Savings Bank, Annandale, Virginia, since 1987. Mr. Pasenelli serves on the Board of Directors for the Maryland Bankers Association and the Maryland Chamber of Commerce. Mr. Pasenelli is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of Certified Public Accountants and other civic groups. Age 57. Director since 2010.

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Mr. Pasenelli’s extensive experience in the local banking industry affords the Board valuable insight regarding the business and operations of the Bank. Mr. Pasenelli’s financial acumen and knowledge of the Company’s and the Bank’s business and history position him well to serve as President and Chief Executive Officer and as a Director.

Austin J. Slater, Jr. is the President and Chief Executive Officer of the Southern Maryland Electric Cooperative, which is one of the ten largest electrical distribution cooperatives in the country.  Mr. Slater presently serves on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, serves on the Board of Directors and is the Chair of the Board Finance Committee of the University of Maryland Charles Regional Medical Center.  He has also served as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland, as well as numerous other industry and civic organizations.  Mr. Slater holds a MBA in Finance from George Washington University and a BS in Accounting from Shepherd University.  Age 62.  Director since 2003.

Mr. Slater has extensive management level experience in a large company setting outside of the financial services industry.  Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank.  His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.

Joseph V. Stone, Jr. has owned and operated Joe Stone Insurance Agency, which provides multi-line insurance services to clients in Maryland and Virginia, since 1981. He has served as a director for the Southern Maryland Electric Cooperative since 1996. Age 61. Director since 2006.

Mr. Stone provides the Board with significant marketing and operational knowledge through his experience as owner of an insurance agency and various director positions with companies outside of the financial services industry. Mr. Stone also has considerable experience in the insurance industry, corporate governance and risk assessment practices necessary in banking operations.

Item 2 – Ratification of the Independent Registered Public Accounting Firm.

Stegman & Company, which was the Company’s independent registered public accounting firm for 2015, has been retained by the Audit Committee of the Board of Directors to be the Company’s independent registered public accounting firm for 2016, subject to ratification by the Company’s stockholders. A representative of Stegman & Company is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee may consider other independent registered public accounting firms.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm.

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Item 3 – Advisory Vote on Executive Compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to express their views, on a non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“Resolved, that the stockholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide shareholders with a description of the Company’s executive compensation philosophy, components of its executive compensation program, and the factors considered by the Compensation Committee (or “committee” in this section) for determining executive compensation for our named executive officers in 2015. Our 2015 named executive officers are our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers who were serving as an executive officer at the end of 2015. This compensation discussion and analysis should be read in conjunction with the compensation tables and associated narrative that follows.

William J. Pasenelli	President & Chief Executive Officer
Todd L. Capitani	EVP, Chief Financial Officer
James M. Burke	EVP, Chief Risk Officer
Gregory C. Cockerham	EVP, Chief Lending Officer
Michael L. Middleton	Executive Chairman

The Company’s compensation program for our named executive officers is structured to motivate and retain our talented team of executives who are critical to the Company’s success. Our competitive salary and benefits program reflects a balanced and responsible pay approach while also considering the environment in which the company operates. Our executive compensation program is designed to reward our executive management team for delivering results and driving sustainable growth. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.

2015 Performance Highlights

During 2015, the Company and its subsidiary Community Bank of the Chesapeake (the “Bank”) made a number of strategic decisions to meet our longer-term objectives of increased profitability and increased shareholder value. The Company continued to execute its plans to improve asset quality, increase transaction deposits, and slow the growth of compensation and benefits and operating expenses.

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Net income available to common shareholders for 2015 was stable compared to the prior year increasing $30,000 to $6.3 million, or 0.5%, compared to 2014. The Company’s return on average assets (“ROAA”) was 0.58% in 2015, a decrease of five basis points from 2014. The Company’s return on average common stockholders' equity was 6.33% in 2015, a decrease of 36 basis points from 2014. Net income growth was slowed by lower than anticipated net loan growth, a one-time sale of branch premises and equipment and higher OREO costs compared to the prior year.

A more detailed analysis comparing the results of operations for the years ended December 31, 2015 and 2014 is provided in the Annual Report on Form 10-K for the year ended December 31, 2015.

2015 Executive Compensation Decisions

The Compensation Committee began its work on executive compensation for 2015 by assessing competitive market compensation using a number of data sources including publicly disclosed information on a selected peer group of publicly traded banking organizations similar in asset size and geographic region. Consideration was given to the Company’s 2014 financial performance and the goals and objectives set forth in the Company’s strategic plan. There were no material changes to the elements of executive compensation in 2015. In 2015, the Committee approved the addition of tiered payout levels based upon our ROAA achievement, which impacted the total percentage of the pool distributed to named executives and other key officers.

The committee approved modest increases to base salaries for 2015. Incentive award targets and objectives were aligned with the annual strategic plan approved by the board. Based on the Company’s performance and the achievement of specific strategic objectives, the committee approved cash and equity awards as described under Performance-Based Incentive Compensation and Long-Term Equity Awards sections. For 2015 the Company’s ROAA achievement resulted in an incentive pool of eight percent (8%) of net income after income taxes and before benefits.

Say On Pay Vote Results

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s 2015 annual meeting of shareholders, approximately 82% of the votes cast on the say-on-pay proposal were voted for the proposal, demonstrating support of the committee’s executive pay decisions.

The committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy and Guiding Principles

Our compensation philosophy is grounded on the following guiding principles:

Team-Based Approach. Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team.

Performance Expectations. The Company has clear performance expectations of its officers that are reinforced by its performance review and compensation programs. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. Second, each executive officer must contribute to the Company’s overall success, rather than focus solely on specific objectives within the officer’s area of responsibility.

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Internal Equity. Because the Company’s executive officers operate as a team, the committee considers internal pay equity to be an important factor in its decisions on executive compensation. As a result, the incentive portion of compensation awarded to each of the Company’s executive officers in 2015 was generally the same, when expressed as a percent of salary.

Ownership. We believe executives should have an ownership position in our Company. Under the Company’s stock ownership guidelines, our CEO is expected to own shares of Company common stock that have a value equal to 1.5 times his base salary. Other named executives must own 1.0 times their salary and until these target ownership levels are reached, an executive must retain 100% of his or her net shares from any vested awards (after taxes and any exercise price). All named executive officers, with the exception of Mr. Capitani, met the minimum stock ownership requirements at the end of 2015. Because an executive officer must retain a percentage of net shares acquired from equity awards until the specified target of ownership is met, there is no minimum time period required to achieve the target level of ownership.

Risk Considerations

In addition to our guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects us against risk. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. The committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. In this regard, our executive compensation program includes, among other things, the following design features:

•	Variable compensation based on a variety of performance goals
•	Compensation Committee discretion to lower annual incentive award amounts
•	Balanced mix of short-term and long-term incentives
•	Stock ownership requirements
•	Claw-back provisions

The committee conducts an annual evaluation of all of the Company’s compensation programs, policies and practices to ensure that compensation policies and incentive compensation programs in place are not reasonably likely to have a material adverse impact on the Company and do not encourage our employees to excessive risks.

Role of the Compensation Committee, Management, and Compensation Consultants

Role of the Compensation Committee. The Compensation Committee is responsible for overseeing and administering the Company’s employee benefit plans and policies. The committee determines all compensation for the named executive officers. Each year, the committee conducts an evaluation of each executive officer to determine if any changes in the officer’s compensation would be appropriate based on the considerations described above.

The Compensation Committee is composed of at least three directors who are determined to be “independent directors” as defined by NASDAQ Rule 5605(d) (2) (A). The members of the committee are appointed annually by the Board of Directors. Four members of the Company’s Board of Directors serve on the Compensation Committee, each of whom is an “independent director”. The Chair of the Compensation Committee reports to the Company’s Board regarding committee actions.

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Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks with other entities with respect to any such member.

Role of Management. At the Compensation Committee’s request, Mr. Pasenelli provides input regarding the performance and appropriate compensation of the other executive officers. The Compensation Committee considers Mr. Pasenelli’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. In accordance with NASDAQ rules, Mr. Pasenelli is not present when his compensation is being discussed or approved.

Role of the Compensation Consultant. In 2015, the Compensation Committee retained the services of ChaseCompGroup to perform a competitive assessment of our executive and director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The Compensation Committee assessed the independence of ChaseCompGroup pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent ChaseCompGroup from serving as an independent consultant to the Compensation Committee.

The executive and director compensation reviews included an assessment of our financial performance relative to peers, a review of equity compensation and bonuses for named executive officers, and a review of board and committee compensation. The committee sought input from ChaseCompGroup on a range of external market factors, including evolving compensation trends, appropriate peer companies, and market survey data. The compensation assessment provided the committee with a broad array of information from which to assess the effectiveness of our compensation programs and served as a foundation for 2016 compensation decisions. ChaseCompGroup assisted the committee in developing a more performance based incentive philosophy to be implemented in 2016. This information was not used for 2015 compensation decisions.

Compensation Peer Group and Benchmarking. With the assistance of ChaseCompGroup, the Compensation Committee identified a group of peer companies to use for compensation comparison purposes for 2016 compensation decisions. In determining the compensation peer group, the committee selected regional, publicly traded banks with assets from approximately half to two times our asset size. These are banks in our view that compete with the Company for talent in the community banking industry.

The Compensation Committee selected the following peer group for 2016, which ranged between $1.9 billion and $598 million in assets:

Company Name	City	State
Hampton Roads Bankshares, Inc.	Virginia Beach	VA
WashingtonFirst Bankshares, Inc.	Reston	VA
American National Bankshares Inc.	Danville	VA
C&F Financial Corporation	West Point	VA
First United Corporation	Oakland	MD
Old Line Bancshares, Inc.	Bowie	MD
Middleburg Financial Corporation	Middleburg	VA
Monarch Financial Holdings, Inc.	Chesapeake	VA
Access National Corporation	Reston	VA
Community Bankers Trust Corporation	Richmond	VA
National Bankshares, Inc.	Blacksburg	VA
Shore Bancshares, Inc.	Easton	MD
Southern National Bancorp of Virginia, Inc.	McLean	VA
Xenith Bankshares, Inc.	Richmond	VA
Old Point Financial Corporation	Hampton	VA
Howard Bancorp, Inc.	Ellicott City	MD
F & M Bank Corp.	Timberville	VA
Eagle Financial Services, Inc.	Berryville	VA
First Capital Bancorp, Inc.	Glen Allen	VA

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The committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the market and the Company’s scope and performance. The committee refers to executive compensation studies prepared by its independent consultants when it reviews and approves executive compensation. The studies reflect compensation levels and practices for executives holding comparable positions at peer group companies, which help the committee set compensation at competitive levels. The committee’s primary selection criteria are industry (commercially focused banks), asset size, and geography. The committee compares each executive officer’s base salary, target total cash compensation, and target long-term incentive compensation value to amounts paid for similar positions at peer group companies.

The Compensation Committee believes that the market median is a useful reference point in helping to achieve the executive compensation program objectives. However, the committee also considers other factors when setting compensation; and target total direct compensation for each executive may vary from the market median based on the factors the committee considers relevant each year, including particular job responsibilities and scope, adjustments for individual skills and expertise, and internal pay equity.

The Compensation Committee’s executive compensation determinations are the result of the committee’s business judgment, which is informed by the experiences of the members of the committee, as well as input from shareholders and market data.

Compensation Framework and Allocation of Pay Components

The executive compensation program for named executive officers reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. We believe that we can meet the objectives of our compensation philosophy by reaching a balance among base salary, short-term incentives and long-term incentives for our named executive officers.

The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance and achievements in support of our strategic objectives.

Direct Compensation Elements

The Company’s executive compensation program consists of four components: base salary, annual cash incentives, equity awards, and benefits.

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Base Salaries. Competitive base salaries are critical in attracting and retaining our executives. We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience, and responsibilities as well as their individual performance and value with similar positions among our peers.

Historically our philosophy has been to pay competitive base salaries that will retain our highly experienced and cohesive executive team. Our participation in the Capital Purchase Program (“CPP”) imposed regulatory limitations on our performance-based pay. We placed more emphasis on base salaries due to these limitations, resulting in base salaries for our named executive officers that were higher than the median salary levels of our peers. We ended our participation in CPP in 2011 and began working with our Compensation Consultant toward the end of 2015 to adjust our overall compensation structure to balance fixed and variable compensation for our named executive officers. Base salaries for our named executive officers were adjusted in 2015 to reflect modest cost of living increases only and 2016 increases were minimal.

Executive	Title	2014 Salary	2015 Salary	% Increase	2016 Salary	% Increase
William J. Pasenelli	President and Chief Executive Officer	$400,000	$408,000	2.0%	$408,000	0.0%
Todd L. Capitani	EVP, Chief Financial Officer	270,000	275,400	2.0%	278,154	1.0%
James M. Burke	EVP, Chief Risk Officer	282,450	288,099	2.0%	290,980	1.0%
Gregory C. Cockerham	EVP, Chief Lending Officer	282,450	288,099	2.0%	290,980	1.0%
Michael L. Middleton	Executive Chairman	321,661	328,095	2.0%	328,095	0.0%

Annual Performance-Based Incentive Compensation. We maintain a short-term annual compensation plan which allows us to provide our named executive officers with the opportunity to earn compensation for achieving specific Company performance goals. In 2015, the committee approved an annual incentive pool of up to ten percent (10%) of the Company’s net income. In addition, in 2015 we added tiered payout levels based upon our ROAA achievement. Total incentive awards paid for 2015 performance ranged between 15%-16% of base salary. A portion of the incentives, once earned, is paid in restricted stock of which one third vests on the first anniversary of the grant and the other two thirds vests over the next two years.

Performance criteria used to determine the annual bonuses for the named executive officers were net income and ROAA as determined in accordance with generally accepted accounting principles. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. As mentioned earlier, we are refining our performance metrics and incentive plan for 2016 to include more competitive award opportunities and additional performance factors.

At the end of the year, the Compensation Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. The following performance goals were used for 2015. For 2015 the Company’s ROAA achievement resulted in an incentive pool of eight percent (8%) of net income after income taxes and before benefits, which impacted the total percentage of the pool distributed to named executives and other key officers.

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ROAA Target	Incentive Pool (% of Net Income) After Income Taxes & Before Benefits
70+ basis points	10%
60-69 basis points	8%
50-59 basis points	6%
Under 50 basis points	4%

The named executive officers were paid the following incentives based on actual results for 2015:

Executive	Title	2015 Total Annual Incentive Award $	As % of Salary	Percent Delivered in Restricted Stock
William J. Pasenelli	President and Chief Executive Officer	86,022	16.50	21.74
Todd L. Capitani	EVP, Chief Financial Officer	52,258	15.18	20.00
James M. Burke	EVP, Chief Risk Officer	54,668	15.18	20.00
Gregory C. Cockerham	EVP, Chief Lending Officer	54,668	15.18	20.00
Michael L. Middleton	Executive Chairman	–	–	–

Long-Term, Equity Based Compensation. The Compensation Committee believes that equity should represent a meaningful portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool. These ownership and retention objectives are supported by paying a portion of the cash bonuses in restricted stock, as noted in the table above and in our Summary Compensation table, and through the use of time-based vesting for equity awards. The Compensation Committee makes an annual determination as to who will receive equity awards, the type of awards, vesting conditions, and level of the awards. Additional detail about equity grants made to named executive officers in 2015 is provided in the Grants of Plan-Based Awards table in the proxy statement.

Going forward, the Company desires to place a greater emphasis on long-term incentives and will be working with its consultants to design a formal long-term incentive plan that is performance-based. Shareholders approved a new equity plan in 2015, which authorized 400,000 shares.

Committee Discretion in 2015 Payouts

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For purposes of 2015 incentive payout calculations, the Compensation Committee adjusted net income to exclude the impact of the loss incurred due to the sale of the branch in King George, Virginia. The primary reason for the exclusion was due to the unusual, one time nature of the outcome that did not represent core operations.

Executive Benefits and Perquisites

Our objective is to attract and retain talented executive officers who will make a positive contribution to the overall success of the Company. The committee feels that the benefits offered to named executives are effective in achieving retention objectives and help maintain stability within the management team. These types of benefits are commonly offered by peers within the industry.

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The Company offers named executives the following additional executive benefits and perquisites.

Employment Agreements. The named executive officers have employment agreements with change of control provisions which are summarized after our Summary Compensation table. The committee believes that employment contracts can protect both the Company and our named executive officers in the event of certain separation events.

Supplemental Executive Retirement Plans (“SERPs”). The Company maintains salary continuation agreements with each of the named executives which provide additional compensation at retirement or upon termination of employment due to death, disability, or a change of control. The SERPs aim to provide approximately thirty-five percent (35%) of our CEO’s final projected salary during his retirement and twenty-five percent (25%) of final projected salaries for our other named executives. Additional information is provided in the Pension Benefits table in the Executive Compensation section of the proxy statement.

Executive Deferred Compensation Plan. The Company maintains a voluntary deferred compensation plan in which our named executives can defer all or a portion of their base salaries. Deferred compensation will receive an earnings credit based on the consolidated ROE of the Company. The Executive Chair and President/CEO have pre-retirement split dollar life insurance benefits of $1,000,000 and the other named executives have $500,000. Additional information is provided in the Non-Qualified Deferred Compensation table.

Other Benefits. The named executive officers are also eligible to participate in the Company’s health and welfare programs, Employee Stock Ownership Plan, 401(k) plan, and other broad-based programs on the same basis as other employees.

Business-Related Benefits and Perquisites. The Company also provides company owned cars to executive officers and a local country club membership to Mr. Cockerham for business development purposes. The values for other benefits and perquisites, if applicable, are represented under All Other Compensation in the Summary Compensation table.

Accounting and Tax Considerations

The committee considers the accounting and tax implications of compensation plans prior to making any changes. To the extent required by law, the Compensation Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code (the “Code”).

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year. However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions, as noted above, and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program, even if the award is not deductible by the Company for tax purposes.

In general, the Company’s performance-based cash bonuses have been designed to qualify for tax deductibility because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to its incentive plans.

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Prohibition on Hedging and Short Sales. The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors

Louis P. Jenkins, Jr. (Chair)

Philip T. Goldstein

Austin J. Slater, Jr.

Joseph V. Stone, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company who served in such capacity as of December 31, 2015. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)

William J. Pasenelli	2015	$423,692	$67,320	$76,420	$261	$60,638	$628,332
President and Chief	2014	382,762	78,809	76,497	–	58,254	596,322
Executive Officer	2013	355,131	56,497	32,652	–	50,431	494,711

Todd L. Capitani	2015	$285,992	$41,807	$56,076	$–	$20,244	$404,119
Executive Vice President
and Chief Financial Officer

James M. Burke	2015	$299,180	$43,735	$57,325	$–	$24,870	$425,109
Executive Vice President
and Chief Risk Officer

Gregory C. Cockerham	2015	$299,180	$43,735	$57,325	$614	$27,421	$428,275
Executive Vice President	2014	282,450	57,638	55,147	–	22,228	417,463
and Chief Lending Officer	2013	274,782	43,657	22,122	–	13,419	353,980

Michael L. Middleton	2015	$330,366	$–	$13,041	$46,026	$58,854	$448,287
Executive Chairman	2014	397,132	3,228	44,942	27,349	65,085	537,736
	2013	478,899	–	–	36,509	56,565	571,973

____________________

(1)	Represents the aggregate grant date fair value of the granting of 700, 4,102, 3,077, 3,010 and 3,077 shares of restricted stock awards to Messrs. Middleton, Pasenelli, Cockerham, Capitani and Burke, respectively, computed in accordance with FASB ASC Topic 718 based on a per share price of $19.49, on the date of grant for awards in 2015.

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(2)	Represents the above-market earnings under the Community Bank of the Chesapeake Executive Deferred Compensation Plan. For Mr. Middleton the amount also includes the above-market earnings under the Community Bank of the Chesapeake Retirement Plan for Directors.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2015 are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer.

Item	Pasenelli	Capitani	Burke	Cockerham	Middleton
Directors’ fees	$34,725	$–	$–	$–	$34,725
Market value of allocations under the employee stock ownership plan	3,679	3,679	3,679	3,679	2,460
Employer contribution to 401(k) Plan	9,840	6,000	7,090	9,840	6,465
Imputed income under split-dollar life insurance arrangement	2,400	411	385	2,158	10,555
Automobile	8,013	8,676	12,186	5,980	3,778
Club dues	–	–	–	4,231	–
Dividends paid on unvested restricted stock	1,759	1,255	1,307	1,311	715
Group term life benefit	223	223	223	223	145

Grants of Plan-Based Awards

The following table provides information concerning our grants of plan-based awards for the named executive officers during fiscal 2015 under The Community Financial Corporation 2015 Equity Compensation Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares

William J. Pasenelli	1/21/2016	$51,613	$67,320	$67,320	$12,903	$18,702	$40,208	2,500

Todd L. Capitani	1/21/2016	31,355	41,807	45,441	7,839	10,452	19,882	2,000

James M. Burke	1/21/2016	32,801	43,735	47,536	8,200	10,934	20,799	2,000

Gregory C. Cockerham	1/21/2016	32,801	43,735	47,536	8,200	10,934	20,799	2,000

Michael L. Middleton	–	–	–	–	–	–	–	–

Employment Agreements. The Community Financial Corporation and Community Bank of the Chesapeake maintain employment agreements with each of the named executive officers. Mr. Middleton’s employment agreement ends on June 30, 2016. The term of the employment agreements with Messrs. Pasenelli, Capitani, Burke and Cockerham are automatically extended by one day each day so that the term remains at three years, until either party gives notice to the other of its intent to stop the renewal of the term of the agreement. Among other things, the agreements provide for an annual salary, participation in an equitable manner in any stock option plan or incentive plan to the extent authorized by the Company’s Board of Directors for its key management employees and for participation in pension, group life insurance, medical coverage and in other employee benefits applicable to executive personnel.

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See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of benefits and payments the named executive officers may receive under the employment agreements upon their retirement or termination of their employment.

Outstanding Equity Awards at Fiscal Year End. The following table provides information concerning unexercised options for each of the named executive officers outstanding as of December 31, 2015.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
William J. Pasenelli	07/17/2007	4,344	—	$27.70	07/17/2017	—		$—
	01/13/2014	—	—	—	—	527	(3)	11,046
	01/13/2014	—	—	—	—	1,200	(2)	25,152
	01/23/2015	—	—	—	—	1,151	(5)	24,125
	01/23/2015	—	—	—	—	1,900	(4)	39,824
Todd L. Capitani	01/13/2014	—	—	—	—	304	(3)	$6,372
	01/23/2015	—	—	—	—	900	(2)	18,864
	01/23/2015	—	—	—	—	606	(5)	12,702
	01/23/2015	—	—	—	—	1,680	(4)	35,213
James M. Burke	07/17/2007	1,865	—	27.70	07/17/2017	—		$—
	01/13/2014	—	—	—	—	354	(3)	7,420
	01/13/2014	—	—	—	—	900	(2)	18,864
	01/23/2015	—	—	—	—	634	(5)	13,289
	01/23/2015	—	—	—	—	1,700	(4)	35,632
Gregory C. Cockerham	07/17/2007	4,407	—	27.70	07/17/2017	—		$—
	01/13/2014	—	—	—	—	361	(3)	7,567
	01/13/2014	—	—	—	—	900	(2)	18,864
	01/23/2015	—	—	—	—	634	(5)	13,289
	01/23/2015	—	—	—	—	1,700	(4)	35,632
Michael L. Middleton	07/17/2007	5,830	—	27.70	07/17/2017	—		$—
	01/13/2014	—	—	—	—	1,263	(2)	26,472
	01/23/2015	—	—	—	—	560	(4)	11,738

(1)	Based upon the Company’s closing stock price of $20.96 per share at December 31, 2015.
(2)	Shares vest in five equal annual installments beginning on January 13, 2014.
(3)	Shares vest in three equal annual installments beginning on January 13, 2014.
(4)	Shares vest in five equal annual installments beginning on January 23, 2015.
(5)	Shares vest in three equal annual installments beginning on January 23, 2015.

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Option Exercises and Stock Vested. The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. Pasenelli	2,583	$50,410
Gregory C. Cockerham	1,813	35,382
Todd L. Capitani	1,597	31,163
James M. Burke	1,798	35,089
Michael L. Middleton	561	10,951

___________________

(1)	The value realized upon vesting is equal to the aggregate fair market value on the date of vesting, multiplied by the number of shares exercised.

Pension Benefits

The following table provides information about the participation of executive officers in our retirement programs as of December 31, 2015. See “Retirement Benefits” for a discussion of the material terms and conditions of payments under the salary continuation agreements and supplemental executive retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Pasenelli	Supplemental Executive Retirement Plan – 2011	5	$177,905	$–
	Supplemental Executive Retirement Plan – 2014	2	51,126	–
	Salary Continuation Agreement – 2003	15	321,354	–
	Salary Continuation Agreement - 2006	10	80,174	–
Todd L. Capitani	Supplemental Executive Retirement Plan – 2011	5	63,598	–
	Supplemental Executive Retirement Plan – 2014	2	25,777	–
James M. Burke	Supplemental Executive Retirement Plan – 2011	5	52,798	–
	Supplemental Executive Retirement Plan – 2014	2	3,052	–
	Salary Continuation Agreement - 2006	10	190,468	–

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Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory C. Cockerham	Supplemental Executive Retirement Plan – 2011	5	$50,666	$–
	Supplemental Executive Retirement Plan – 2014	2	5,205	–
	Salary Continuation Agreement – 2003	27	454,476	–
	Salary Continuation Agreement - 2006	10	31,115	–
Michael L. Middleton	Supplemental Executive Retirement Plan – 2011	5	252,201	56,696
	Salary Continuation Agreement – 2003	42	1,194,100	–

Nonqualified Deferred Compensation

The following table provides information with respect to the 2015 accrued balances for each of the named executive officers who participate in the Executive Deferred Compensation Plan and the Directors Retirement Plan. See “Retirement Benefits” and “Director Compensation – Directors Retirement Plan” for a discussion of these plans.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William J. Pasenelli	Executive Deferred Compensation Plan	$12,240	$–	$432	$–	$12,672
Gregory C. Cockerham	Executive Deferred Compensation Plan	28,809	–	1,017	–	29,827
Michael L. Middleton	Executive Deferred Compensation Plan	194,207	–	47,402	–	824,055
	Directors Retirement Plan	34,725	–	27,103	170,400	424,024

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RETIREMENT BENEFITS

The Bank maintains salary continuation agreements with Messrs. Middleton, Pasenelli, Burke and Cockerham to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Messrs. Middleton, Pasenelli, Burke and Cockerham are entitled to a total annual benefit for a period of 15 years of $128,048, $92,212, $65,000 and $77,035, respectively, upon normal retirement at or after age 62 for Mr. Middleton and 65 for Messrs. Pasenelli, Burke and Cockerham. A reduced benefit is payable if the executive retires before normal retirement age. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries.

The Bank also maintains a supplemental executive retirement plan (“SERP”) with Messrs. Pasenelli, Capitani, Burke, Cockerham and Middleton to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Messrs. Middleton, Pasenelli, Capitani, Burke and Cockerham are entitled to a total annual benefit for a period of 15 years of $28,348, $124,974, $154,711, $77,434 and $13,087, respectively, upon normal retirement at or after age 65 for Messrs. Pasenelli and Cockerham and age 67 in the case of Mr. Middleton. A reduced benefit is payable if the executive retires before normal retirement age. The annual benefits are payable on an annual basis to the executives or their designated beneficiaries.

The Bank maintains an Executive Deferred Compensation Plan under which Messrs. Pasenelli, Capitani, Burke, Cockerham and Middleton may defer all or any portion of their base salary. Deferred amounts may be credited annually with interest at a rate equal to the Company’s return on equity for the calendar year. The executive’s account balance under the plan will be distributed to the executive following the executive’s termination of service in either a lump sum or over a period of one to ten years, as elected by the executive.

OTHER POTENTIAL POST-TERMINATION BENEFITS

Payments Made Upon Termination with Cause. Each of the named executive officer’s employment agreements contain a definition of cause for which we may terminate the executive’s employment. If we terminate the executive’s employment for cause, he will receive only his base salary or other compensation earned through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

The SERPs for Messrs. Pasenelli, Capitani, Burke, Cockerham and Middleton contain a definition of cause for which we may terminate the executive’s employment. If the executive’s employment is terminated for cause, they will not be entitled to any benefits under the terms of the SERPs.

Under the 1995 Stock Option and Incentive Plan, if we terminate an executive for just cause (as defined in the plan), any stock option granted under the plan and held by the terminated employee is cancelled upon the date of termination.

Pursuant to the 2005 Equity Compensation Plan and the 2015 Equity Compensation Plan, if an executive is terminated for cause, all rights to any restricted stock and long-term restricted stock units award granted under the plan and held by the terminated employee will expire as of the effective date of termination.

Payments Made Upon Termination Without Cause. If we terminate Mr. Middleton’s employment without cause, he will receive (1) his base salary or other compensation earned through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided, and (2) a lump sum payment equal to his base salary for the remaining term of the agreement, which expires on June 30, 2016. We would also continue Mr. Middleton’s medical, dental and life insurance benefits as of the date of termination until the expiration date of the agreement.

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Under his employment agreement, if we terminate the employment of Mr. Pasenelli without cause, he would receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Under the employment agreements for Messrs. Capitani, Burke or Cockerham, if we terminate the executive’s employment without cause, he would receive a lump sum payment equal to two times his base salary and two times his most recent annual incentive compensation payment. We would also continue each executives’ medical, dental and life insurance benefits for 36 months.

Pursuant to the 2005 Equity Compensation Plan and the 2015 Equity Compensation Plan, if we terminate an executive without cause and unless otherwise determined by the Compensation Committee, all unvested shares of restricted stock and interests under long-term restricted stock units are forfeited as of the termination date of the executive.

Payments Made Upon Termination by Executive with Good Reason. If Mr. Middleton voluntarily terminates his employment under circumstances that would constitute good reason (as defined in his employment agreement), he will receive (1) his base salary or other compensation earned through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided, and (2) a lump sum payment equal to his base salary for the remaining term of the agreement. We would also continue Mr. Middleton’s medical, dental and life insurance benefits as of the date of termination until the expiration date of the agreement.

Pursuant to the 2005 Equity Compensation Plan, if an executive voluntarily terminates his or her employment and unless otherwise determined by the Compensation Committee, all unvested shares of common stock and interests under long-term restricted stock units are forfeited as of the termination date of the executive.

Payments Made Upon Disability. Under Mr. Middleton’s employment agreement, if he becomes disabled and we terminate his employment pursuant to the terms of the agreement, he will receive his base salary or other compensation earned through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided. In addition, Mr. Middleton will be entitled to the base salary that would have been paid through the expiration date of his agreement, reduced by any amounts to be paid under any disability program sponsored by the Company or the Bank during the same period.

Under Messrs. Pasenelli’s, Capitani’s, Burke’s or Cockerham’s employment agreements, if we terminate an executive due to disability pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under the agreement for (1) any period during the term of the agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.

The SERPs for Messrs. Pasenelli, Capitani, Burke, Cockerham and Middleton provide for a disability benefit equal to the executive’s accrued benefit, calculated as of the date of determination of disability. Payment of the disability benefit will commence on the first day of the month following the earlier of the executive’s 65th birthday or death and shall be paid in 15 equal annual installments.

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Under the salary continuation agreements dated September 6, 2003, as amended, upon termination of employment as a result of disability, Messrs. Middleton, Pasenelli and Cockerham are entitled to an annual benefit for a period of 15 years of $128,048, $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65, or in Mr. Middleton’s case, age 62. Under the salary continuation agreements dated August 21, 2006, as amended, Messrs. Pasenelli and Cockerham are entitled to an annual disability benefit ranging from $12,592 to $18,100 and $3,885 to $4,800, respectively, depending on the date of termination, commencing with the month following the executive attaining age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Burke is entitled to an annual disability benefit of $65,000 on the date of termination, commencing with the month following the executive attaining age 65. Mr. Burke is entitled to an annual distribution benefit ranging from $36,268 to $65,000 depending on the date of termination, commencing with the month following the executive attaining age 65.

Under the 1995 Stock Option and Incentive Plan, if we terminate an executive’s employment due to a disability, outstanding stock options will vest and remain exercisable until the earlier of one year from the date of termination or the expiration date of the stock options.

Pursuant to the 2005 Equity Compensation Plan and the 2015 Equity Compensation Plan, if we terminate an executive’s employment due to a disability, outstanding restricted stock and long-term restricted stock unit awards will immediately vest as of the date of termination.

Payments Made Upon Death. Under Mr. Middleton’s employment agreement, upon Mr. Middleton’s death, Mr. Middleton’s beneficiary will receive the sum of the base salary that would have been paid for the remaining term of the agreement, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Company’s benefit plans and programs.

Under Messrs. Pasenelli’s, Capitani’s, Burke’s or Cockerham’s employment agreements, upon the executive’s death, the Company will pay his or her beneficiary or estate any compensation due to the executive through the end of the month in which death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Company’s benefit plans and programs.

Each of the executive’s SERPs provide for a death benefit equal to the executive’s accrued benefit, payable to the executive’s beneficiary in 15 equal annual installments beginning the second month following the death of the executive if the executive dies before reaching normal retirement age. If the executive dies after the commencement of the SERP benefit payments, the executive’s beneficiary is entitled to the unpaid balance of the executive’s 15 annual benefit payments.

Under their salary continuation agreements, if the executive dies while in active service with the Bank, Mr. Middleton’s, Mr. Pasenelli’s, Mr. Burke’s and Mr. Cockerham’s designated beneficiaries will receive an annual benefit, for a period of 15 years, of $128,048, $92,212, $65,000 and $77,035, respectively, commencing with the month following the executive’s death. If the executive dies after his employment has terminated but before payments under the agreement have commenced, their designated beneficiary will be entitled to the same payments beginning on the first day of the month after the executive’s death.

Under the 1995 Stock Option and Incentive Plan, if an executive dies, outstanding stock options will vest and remain exercisable until the earlier of two years from the date of death or the expiration date of the stock options.

Pursuant to the 2005 Equity Compensation Plan and the 2015 Equity Compensation Plan, if an executive dies, outstanding awards vest immediately.

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Payments Made Upon a Change in Control. Mr. Middleton’s employment agreement provides that if during the two-year period following a change in control (as defined in the agreement), Mr. Middleton terminates employment for any reason, he will be entitled to (1) his base salary or other compensation earned through the date of termination, and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided, and (2) a lump sum payment equal to his base salary for the remaining term of the agreement. We would also continue Mr. Middleton’s medical, dental and life insurance benefits as of the date of termination through the remaining term of the agreement. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. Mr. Middleton’s employment agreement provides for an additional tax indemnification payment if payments under the agreement exceed three times his base amount (“280G Limit”). The indemnification payment provides the executive with a net amount sufficient to pay the excise tax and related taxes to place Mr. Middleton in the same economic position in which he would have been had the 280G Limit not applied.

Mr. Pasenelli’s employment agreement provides that if (1) the executive’s employment is terminated without cause or without the executive’s consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) the executive voluntary terminates employment within 12 months following a change in control upon the occurrence of events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Under Messrs. Capitani’s, Burke’s and Cockerham’s employment agreement, each will receive a lump sum payment equal to two times his annual base salary and two times his most recent annual incentive compensation payment, plus continued health and welfare benefits for 36 months following termination. Messrs. Pasenelli’s, Capitani’s, Burke’s or Cockerham’s employment agreements provide that if the value of the benefits provided under the agreements in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

Messrs. Middleton’s, Pasenelli’s, Cockerham’s, Capitani’s and Burke’s SERPs provide that if the executives experience a separation from service within 24 months following a change in control, the executives are entitled to an annual benefit for a period of 15 years of $28,348, $124,974, $13,087, $154,711 and $77,434, respectively. The executives will receive the benefit payment in the form of (1) a lump sum, (2) equal annual installments over two years, or (3) equal annual installments over five years, as previously elected by each executive.

Under the salary continuation agreements dated September 6, 2003, as amended, upon the termination of employment within 12 months (24 months in the case of Mr. Middleton) subsequent to a change in control and before age 65 (62 in the case of Mr. Middleton), Mr. Middleton, Mr. Pasenelli and Mr. Cockerham are entitled to an annual benefit for a period of 15 years of $128,048, $74,112 and $72,235, respectively, commencing with the month following the executive attaining age 65 (62 in the case of Mr. Middleton). As with his employment agreement, Mr. Middleton’s salary continuation agreement provides for an additional tax indemnification payment if payments under the agreement exceed his 280G Limit. Each of Mr. Pasenelli’s and Mr. Cockerham’s salary continuation agreements dated September 6, 2003, as amended, provide that if the value of the benefits provided in connection with a change in control exceed his 280G Limit, his payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Pasenelli is entitled to an additional annual benefit ranging from $12,502 to $18,100 (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Cockerham is entitled to an additional annual benefit equal to the present value of $4,800 using an interest factor of 5% upon the termination of employment within 12 months subsequent to a change in control and before age 65. Under the salary continuation agreement dated August 21, 2006, as amended, Mr. Burke is entitled to an additional annual benefit equal to $65,000 upon the termination of employment within 12 months subsequent to a change in control and before age 65. Mr. Burke is entitled to an additional annual benefit ranging from $27,145 to $65,000 (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65.

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In the event of a change in control of The Community Financial Corporation or Community Bank of the Chesapeake, outstanding stock options granted pursuant to our 1995 Stock Option and Incentive Plan automatically vest and, unless otherwise provided for by the committee administering the plan, the option holder will receive in cash an amount equal to the difference between the fair market price of the securities and the exercise price of the option for each option held. Under the Company’s 2005 Equity Compensation Plan and 2015 Equity Compensation Plan, a change in control accelerates the vesting of all outstanding stock options, restricted stock awards and long-term restricted stock units. The value of the accelerated options count toward the executive’s 280G Limit.

OTHER INFORMATION RELATING TO

DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance. Pursuant to federal securities laws, the Company’s officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during the past fiscal year and written representations from such persons that no additional reports of changes in beneficial ownership were required, the Company believes that during 2015, all of its officers, directors and all of its stockholders owning in excess of 10% of the outstanding common stock of the Company, have complied with the reporting requirements.

Policies and Procedures for Approval of Related Persons Transactions. We maintain a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Governance Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

33

•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Relationships and Transactions with the Company and the Bank. The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2015, these loans were performing according to their original terms.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

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STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office at 3035 Leonardtown Road, Waldorf, Maryland 20601 no later than November 23, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from May 2, 2017, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder proposals, other than those submitted above, and nominations must be submitted in writing, delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not fewer than 30 days nor more than 60 days before any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 40 days before the meeting, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of the 10th day following the day on which notice of the meeting was mailed to stockholders.

BOARD POLICIES REGARDING COMMUNICATIONS

WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to conducting solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2015 Annual Report to Stockholders, including financial statements, accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of March 3, 2016, upon written request to the Secretary, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

35

[The Community Financial Corporation Letterhead]

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Philip T. Goldstein and Joseph V. Stone, Jr., Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of The Community Financial Corporation (the “Company”) on May 2, 2016. Also enclosed is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2015 Annual Report on Form 10-K.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of March 3, 2016, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.

To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed vote authorization form and return it to the attention of Barbara Lucas at the address indicated on the vote authorization form no later than April 25, 2015.

Sincerely,

Michael L. Middleton

Chairman of the Board

VOTE AUTHORIZATION FORM

COMMUNITY BANK OF THE CHESAPEAKE

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

THE COMMUNITY FINANCIAL CORPORATION

Annual Meeting of Stockholders – May 2, 2016

With respect to all shares of common stock of The Community Financial Corporation (the “Company”) that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”), the undersigned hereby directs Philip T. Goldstein and Joseph V. Stone, Jr., as Trustees of the Trust established under the ESOP, to vote such shares at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Community Bank of the Chesapeake, Waldorf, Maryland, on Monday, May 2, 2016 at 10:00 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote “FOR” all of the nominees and “FOR” Proposals 2 and 3.

You are to vote my shares as follows:

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	ELECTION OF DIRECTORS

FOR all nominees ☐	WITHHOLD AUTHORITY to vote ☐	*EXCEPTIONS ☐
listed below	for all nominees listed below

Louis P. Jenkins, Jr., Michael L. Middleton, and Mary Todd Peterson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions: ____________________________________________

2.	THE RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	THE APPROVAL OF A NON-BINDING RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2015 Annual Report on Form 10-K.

PARTICIPANT’S NAME

Dated:	, 2016
SIGNATURE OF PARTICIPANT

Please complete this direction form, sign, date and return it to the Company, Attn: Barbara Lucas, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601 by April 25, 2015.

THE COMMUNITY FINANCIAL CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05942-P76538

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE COMMUNITY FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Withhold
1a. Louis P. Jenkins, Jr.	☐	☐
1b. Michael L. Middleton	☐	☐
1c. Mary Todd Peterson	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E05943-P76538

THE COMMUNITY FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph V. Stone, Jr. and James R. Shepherd with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of The Community Financial Corporation (the "Company") that the undersigned is entitled to vote at the 2016 annual meeting of stockholders to be held in the Board Room at the main office of Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland on Monday, May 2, 2016 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof, as indicated on the reverse side.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING OF STOCKHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2016 ANNUAL MEETING.

Continued and to be signed on reverse side